EXHIBIT 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 21st day of January, 2022, by and among SSD2, LLC, BomsMaster LLC, KLP Enterprises LLC, Elon S. Boms and Andrew D. Wingate.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the shares of Common Stock, $0.0001 par value per share, of Gelesis Holdings, Inc. (to which this Agreement is an exhibit) is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of the Schedule 13G and any such amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filing, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SSD2, LLC

BomsMaster LLC, its sole member

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Manager

BOMSMASTER LLC

By:	/s/ Elon S. Boms
Name:	Elon S. Boms
Title:	Manager

KLP ENTERPRISES LLC

By:	/s/ Andrew D. Wingate
Name:	Andrew D. Wingate
Title:	Manager

ELON S. BOMS

/s/ Elon S. Boms
Elon S. Boms

ANDREW D. WINGATE

/s/ Andrew D. Wingate
Andrew D. Wingate